Exhibit 99.2

Forum Merger II Corporation Announces Closing of $200,000,000 Initial Public Offering

New York, NY, Aug. 07, 2018 (GLOBE NEWSWIRE) -- Forum Merger II Corporation (Nasdaq: FMCIU) (the “Company”) announced today that it closed its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000.

The Company’s units began trading on the Nasdaq Capital Market under the ticker symbol “FMCIU” on August 3, 2018. Each unit consists of one share of the Company’s Class A common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the Nasdaq Capital Market under the ticker symbols “FMCI” and “FMCIW”, respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies with an aggregate enterprise value of approximately $500 million to $2 billion that are based in the United States. The Company is led by Co-Chief Executive Officers Marshall Kiev and David Boris.

Jefferies LLC acted as the sole book running manager for the offering. EarlyBirdCapital, Inc. acted as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $200,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of August 7, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on August 2, 2018.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

David Boris

(212) 739-7860

david@forummerger.com

www.forummerger.com